Exhibit 99.1

Contact: Mark Polzin 314-982-1758 mark.polzin@fleishman.com

EMERSON TO SELL LEROY-SOMER AND
CONTROL TECHNIQUES BUSINESSES TO NIDEC CORPORATION

ST. LOUIS, August 2, 2016 – Emerson (NYSE: EMR) today announced that it has agreed to sell its Leroy-Somer and Control Techniques business units to Nidec Corporation.  The transaction is valued at $1.2 billion and is expected to close by December 31, 2016, subject to regulatory approvals. The proceeds will strengthen Emerson's balance sheet providing increased capacity for strategic investment.
"The Leroy-Somer and Control Techniques management teams and product leadership positions will provide a strong foundation for continued success under Nidec's ownership," said Chairman and Chief Executive Officer David N. Farr. "This announcement represents another step in our strategic repositioning to restructure and align our business amidst a challenging global macroeconomic environment. Upon completing the transaction, Emerson will be better positioned to accelerate growth and value creation over time, while Nidec will have a unique opportunity to strengthen its global motor presence and expand into drives and power generation.  I am grateful to the employees of Leroy-Somer and Control Techniques for the strong and valuable performance they have provided for decades. We will work closely with Nidec to ensure a smooth transition for customers and employees."
Leroy-Somer, headquartered in France, was acquired by Emerson in 1990. Control Techniques has been an Emerson business since 1995, and is based in the United Kingdom. For more than 30 years, Leroy-Somer and Control Techniques have been leading manufacturers and suppliers of alternators, drives, and motors, with approximately 9,500 employees around the world. The two businesses had combined FY 2015 revenue of approximately $1.7 billion.

Please see our Form 8-K filed on August 2, 2016 for additional information regarding this transaction.
J. P. Morgan Securities LLC and Centerview Partners LLC served as financial advisors to Emerson and Latham & Watkins LLP served as legal advisor.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world.  The company is comprised of five business segments: Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions.  Sales in fiscal 2015 were $22.3 billion.  For more information, visit Emerson.com.

About Nidec
Nidec Corporation is closely associated with approximately 230 group companies all over the world. Nidec is the world's No.1 comprehensive motor manufacturer handling "everything that spins and moves", miniature to gigantic. Aspiring to achieve still higher growth, each group company is enhancing its technical capabilities and competitive edge, while Nidec is positively striving in the area of M&A for companies that have highly-reputed engineering capabilities in motor-related fields. We have devoted ourselves to reaching the "world's No.1" position while following our three principles of behavior:   1. Passion, Enthusiasm, Tenacity;   2. Intellectually Hard Working;   3. Do it now, do it without fail, do it until completed. These very spirits are the identity and strength of our company.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in Emerson's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
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